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                                                                   EXHIBIT 10.37



                          SECOND AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is entered into as of the 1st day of October, 1995 by and between HORSESHOE GAMING, INC., a Nevada corporation ("Employer" or "Company") and Mr. JOHN MICHAEL ALLEN ("Employee"), and is made with reference to the following recitals of fact:

                                    RECITALS

         WHEREAS, Employer is the Manager of Horseshoe Gaming, L.L.C., a Delaware limited liability company (the "LLC"), whose subsidiaries and affiliates have developed and are currently operating casino facilities in Tunica County, Mississippi (the "Tunica Facility") and in Bossier City, Louisiana (the "Bossier City Facility"), and intends to develop numerous other casino facilities in emerging gaming jurisdictions;

         WHEREAS, Employee has heretofore served as the General Manager of the Tunica Facility pursuant to an Employment Agreement dated May 11, 1994 by and between Robinson Property Group Limited Partnership and Employee (the "Prior Employment Agreement"), which Prior Employment Agreement is being terminated concurrent with the effectiveness of this Agreement;

         WHEREAS, Employee has extensive experience in the gaming industry, and based upon his knowledge, experience and skill is capable of performing each and all of the duties and responsibilities to be assigned to Employee pursuant to the terms of this Agreement; and

         WHEREAS, Employer wishes to hire and employ Employee, and Employee desires to accept such employment pursuant to the terms of this Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in consideration of the mutual covenants, promises and agreements herein contained, the parties hereto agree as follows:

                                   AGREEMENT

         1. Definitions. All capitalized words referenced or used in this Agreement and not specifically defined herein shall have the meanings set forth on Exhibit A, attached hereto and made a part hereof.

         2. Term. This Agreement shall become effective and Employee's term of employment with Employer shall commence, for all purposes, on October 1, 1995 (the "Commencement Date") and shall terminate on May 11, 1999, unless terminated sooner by Employer or Employee pursuant to the terms set forth herein.





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         3.      Position to be Held by Employee.  Employee is hereby employed and hired by Employer to serve and act as the Senior Vice President-Operations of Employer and shall perform each and all of the duties and shall have all of the responsibilities described herein. Employee shall at all times report directly to and take directives from the Chief Executive Officer ("CEO") of the Company, which presently is Mr. Jack B. Binion.

         4.      Duties and Responsibilities.

                 A. General Duties. In his capacity as Senior Vice President-Operations of the Company, Employee shall have responsibility for overseeing the operations of the Tunica Facility and assisting in the opening of any to-be-developed casino and hotel facilities owned by subsidiaries or affiliates of the LLC (individually, a "Facility" and collectively, the "Facilities") in a manner so as to maximize, to the best of his ability, the profitability of each Facility, for and on behalf of the LLC in accordance with applicable laws and regulations. The authority of Employee to bind Employer shall be as broad or as limited as may be determined from time to time by the Board of Directors of the Company. Within salary and policy guidelines established by the CEO and/or the Board and with the reasonable concurrence of the CEO, Employee, while performing as General Manager of a Facility, shall have the authority to hire and fire employees of each Facility at all levels below departmental head positions, and with the concurrence of the CEO, departmental heads as well.

                 B.       Specific Duties.

                          (a)     Employee shall continue to serve and act as
the General Manager and Chief Operating Officer of the casino and hotel owned by Robinson Property Group Limited Partnership in Tunica, Mississippi (the "Tunica Facility"), having responsibility for supervising and directing the day-to-day activities and affairs of the Tunica Facility, including, without limitation, customer relations, marketing, employee relations, service and quality of the casino and hotel operation, service and quality of all food and beverage facilities, cash management, compliance with all Governmental Requirements, and all other similar functions typically performed by a general manager of a major casino and hotel facility. In all instances, Employee shall coordinate with and oversee the various department heads charged with direct responsibility for various facets of the casino and hotel operations, and assure that all such employees are performing their respective assignments and such departments are consequently being run in a thorough, competent, efficient and professional manner.

                          (b)     Employer understands and agrees that it is
intended that Employee will not remain the General Manager of the Tunica Facility, but rather, as the operations of the Tunica Facility become stabilized and companies or partnerships owned or





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controlled by the LLC continue to expand into other new gaming jurisdictions,
Employee shall be involved actively in assisting in the acquisition, development and opening of such new facility, including, if determined necessary by the CEO of the Company, serving as General Manager of a new facility until such time as the operations of the new facility become stabilized. Accordingly, Employee may be relocated to different cities (other than the city in which the Company's headquarters are located) and assigned significantly different responsibilities from those set forth herein.

                 C. Fiduciary Duty. In every instance, Employee shall carry out his various duties and responsibilities in a fiduciary capacity on behalf of Employer, in an effort to maximize the profitability of the Facilities. In no event whatsoever shall Employee enter into any commitments or obligations, written or verbal, or take any other action or omit to take any action, the result of which would be to create a conflict of interest between Employer and Employee, or the result of which would benefit Employee, or any person associated with or affiliated with Employee, to the detriment of Employer.

                 D. Full Time Effort. Employee acknowledges and agrees that the duties and responsibilities to be discharged by Employee require a full time effort on the part of Employee, and accordingly, Employee agrees to devote his full time effort and resources for and on behalf of Employer and the LLC, and agrees that he will not, during the term hereof, enter into any other business activities or ventures, other than those which are passive in nature and which will not require the active participation of Employee.

                 E. Directives from CEO. In all instances, Employee agrees to carry out all of his duties and responsibilities as set forth herein pursuant to the guidance, reasonable and lawful directives and instructions of the CEO of the Company, Mr. Jack B. Binion, or his successor, and agrees that at all times his authority shall be subordinate to such CEO. With respect to any decisions as to which there is a disagreement between Employee and the CEO, the wishes and directives of the CEO shall prevail in all instances, and Employee shall carry out any and all reasonable and lawful directives from the CEO to the best of his ability.

         5. Compensation. As compensation for the services to be rendered by Employee pursuant to the terms of this Agreement, Employee shall he entitled to receive the following:

                 A. A base salary of Three Hundred Fifty Thousand Dollars ($350,000) per year (the "Base Compensation"), payable semi-monthly.





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                 B.       A one time bonus of sixty-seven Thousand Dollars
($67,000), payable on or before January 15, 1996.

                 C. Employer and Employee acknowledge that Employee has held a one percent (1%) partnership interest in Robinson Property Group Limited Partnership and a one-half percent (0.5%) partnership interest in New Gaming Capital Partnership pursuant to the terms of the Prior Employment Agreement, and that such interests have been contributed to the LLC pursuant to the terms of that certain Assignment Agreement dated effective September 1, 1995, executed by Employee in favor of the LLC in exchange for a .805506% interest in the LLC or 815,714 Units in the LLC (the "Old Units"). Subject to the provisions of Section 11 hereof, Employee's interest in the LLC shall increase to 1.293423% by the grant, as of the date hereof, of 500,489 Units in the LLC (the "New Units"; the Old Units and the New Units constitute the "Ownership Interest"). Subject to the limitations of this Section 5.C, the Ownership Interest shall entitle Employee to receive allocations of Profits and Losses and distributions of Excess Cash of the LLC in accordance with the Limited Liability Company Agreement of the LLC (the "Operating Agreement") to which Employee is a party, including Net Profits and Excess Cash generated as a result of the LLC's interests in the Bossier City, Louisiana and Tunica, Mississippi casinos presently in operation as well as all other future operating subsidiaries to be owned in whole or in part by the LLC.

                          The Old Units shall include for all purposes
hereunder and under the terms of the Operating Agreement, a right to distributions based upon a share of Net Profits from and after September 1, 1995 (the "Old Units Grant Date"), including appreciation in the assets of the LLC over their fair market value as of the Old Units Grant Date, but not including a share of any appreciation in the assets of the LLC up to the Old Units Grant Date (except to the extent of the capital account associated with the Old Units as of the Old Units Grant Date).

                          Notwithstanding any other provision of this Agreement
to the contrary, for all purposes hereunder and under the Operating Agreement, the New Units shall entitle Employee only to a share of the LLC's Net Profits generated after the date of this Agreement (the "New Grant Date"). The New Units shall entitle Employee to a share of the appreciation in the value of the assets of the LLC over their fair market value as of the New Grant Date, which is $273,678,894, but shall not entitle Employee to a share of the capital of the LLC as of the New Grant Date, including any appreciation in the value of the assets of the LLC up to the Grant Date.

         6. Fringe Benefits. Employee shall be entitled to participate in such health and pension plans as Employer shall adopt for all of the executives of the Company; it being understood





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and agreed that the only retirement plan that Employer anticipates adopting at this time is a Section 401(k) form of retirement plan. In addition, it is understood and agreed that the Base Compensation to be received by Employee is to be all-inclusive of other typical fringe benefits provided to executives in a similar position as Employee; provided, however, that Employee shall be entitled to the following benefits at no cost to Employee and/or entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with the following:

                 A. to the extent Employer establishes a bonus plan(s) offering cash and/or equity ownership in the LLC, Employee shall be eligible to be considered for a bonus under such plan(s). Employee understands that the grant of any bonus, however, shall be in the sole discretion of the Board of Directors of the Company;

                 B.       reasonable rental housing expenses, air
transportation expenses and other similar expense, incurred by Employee and/or Employee's spouse during Employee's temporary relocations as General Manager of any new Facility;

                 C. on an ongoing basis, all reasonable entertainment, traveling and other similar expenses incurred in the performance of his duties and responsibilities as Senior Vice President-Operations and as General Manager of a Facility, such expenses to be subject to budgets established for such purpose;

                 D. participation in Employer's health coverage plan for Employee and all members of his immediate family, with such policy to be on terms and conditions typically provided by major gaming companies, and subject to the maximum benefit limitations typically included in such plans, such insurance coverage shall include insurance for disability in an amount and upon terms to be reasonably agreed upon and determined by Employer and Employee within sixty (60) days from and after the date hereof. Employer and Employee agree that Employer shall be obligated to continue the payment of Employee's base salary during any short term disability, i.e., one continuing for a period of 180 days or less, provided that such payments and obligations shall be reduced by the amount of any disability insurance payments Employee is entitled to receive during such period of time; and

                 E. paid vacation of three (3) weeks per year; provided that Employee may not accumulate more than six (6) weeks of vacation, regardless of the amount of vacation actually taken by Employee during the course of his employment.

         7. Gaming License. Employer and Employee understand that it may be necessary for Employee to apply for and obtain, and maintain in full force and effect at all times, a gaming license in various jurisdictions in which subsidiaries or affiliates of the LLC are conducting gaming operations for persons serving in a similar





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capacity as Employee.  Accordingly, Employee shall, promptly after the date hereof, make application for any and all of such required gaming licenses, fully cooperate in the investigation or investigations to be conducted in connection therewith, and otherwise use his best efforts to obtain such gaming licenses in a timely fashion. Employer shall fully cooperate with Employee in such regard and provide all necessary information required in connection therewith, and pay all costs associated with such gaming licenses, including application fees, investigation fees, or any other similar expenses such as attorneys' fees, reasonably approved by Employer and incurred in connection therewith. If Employee should fail to obtain any such license due to his lack of suitability or failure to submit information in a timely manner (the "License Denial"), and such License Denial prevents Employee from being able to carry out, in a reasonable manner, his duties and responsibilities set forth herein, then this Agreement may be immediately terminated by Employer, in which event Employee shall have no right to any further compensation hereunder and the divestiture provisions set forth in Section 11 hereof shall become effective. During the course of his employment, Employee shall fully comply with all requirements of applicable Gaming Authorities and Governmental Authorities.

         8.      Termination.

                 A.       Termination for Cause.   Employee may be terminated
by Employer solely for "cause" in which event the provisions of Section 8.A(i) through (iv) below shall apply.

                 For purposes or this agreement "cause" is herein defined solely as one or more of the following events:

                          (a)     the failure of Employee to initially obtain a
gaming license or the revocation, or suspension for a period in excess of ninety (90) days, of any of Employee's gaming licenses due to an act or omission of Employee, which was not caused by Employer or any of its representatives;

                          (b)     failure or refusal by Employee to observe or
perform any of the material provisions of this Agreement or any other written agreement with Employer, or to perform in a reasonably satisfactory manner all of the material duties required of Employee under this agreement or any other written agreement with Employer;

                          (c)     commission of fraud, misappropriation,
embezzlement or other acts of dishonesty, alcoholism, drug addition or dependency or conviction for any crime punishable as a felony or a gross misdemeanor involving dishonesty or moral turpitude, or the commission of any act or acts which have a material adverse effect upon Employee's ability to perform the duties which are assumed or





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assigned to him pursuant to this Agreement, or which actions or occurrences are materially adverse to the interests of Employer;

                          (d)     failure or refusal by Employee to comply with
the reasonable and lawful directives of and/or procedures established by the CEO, Jack B. Binion, or his successor, or the Board of Directors; or

                          (e)     the death of Employee or the "long-term"
mental or physical disability of Employee to such a degree that Employee, in the reasonable judgment of responsible physicians retained by Employer, is unable to carry out all of his obligations, duties and responsibilities set forth herein. For purposes of this Agreement, "long-term" shall be defined as exceeding a period of one hundred eighty (180) days.

                          Termination of Employee's employment for cause under
Sections 8.A(c) or (e) above shall be effective upon notice. Termination of Employee's employment for cause under Sections 8.A(a), (b) or (d) above shall be effective upon thirty (30) days prior written notice to Employee; provided that prior to the giving of such notice of termination, Employer shall notify Employee that a factual basis for termination for cause exists, specifying such basis.

                          Upon any termination of Employee's employment with
Employer, the following shall apply:

                                  (i)      Employee shall be paid his Base
Compensation through the effective date of such termination;

                                  (ii)     Employee shall be entitled to retain
his Fully Vested Ownership Interest in the LLC (as hereinafter defined in Section 11);

                                  (iii)    The covenant not to compete and
confidentiality agreement set forth in Sections 9 and 10 hereinbelow shall apply in the manner and to the extent set forth herein; and

                                  (iv)     The put/call option described in
Section 12 hereinbelow shall become effective for all purposes.

                 B. Additional Benefit. Upon the termination of Employee's employment with Employer for whatever reason (including a failure to renew this Employment Agreement or to enter into a new Employment Agreement with Employer), Employee shall also be paid the following amounts in cash (the "Severance Benefits"):

                          (a)     (i) $0, if Employee is terminated before May
15, 1997; (ii) $486,630, if Employee is terminated on or after May 15, 1997, but before May 15, 1998; (iii) $1,025,606, if





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Employee is terminated on or after May 15, 1998, but before May 11, 1999 and
(iv) $1,366,923, if Employee is terminated after May 11, 1999.

                          (b)     Notwithstanding the foregoing, within ninety
(90) days of the occurrence of a Binion Disposition Event (defined in Section 11 below), unless Employee has been previously paid a Severance Benefit, Employee shall be paid $1,366,923 and Employee shall have no further right to receive a Severance Benefit.

                          (c)     If on the date of the termination of
Employee's employment (the "Termination Date") the maximum federal income tax rate on net capital gains applicable to individuals who engage in transactions (the "Capital Gain Rate") is less than the maximum federal income tax rate on ordinary income applicable to individuals with respect to income earned on the Termination Date (the "Ordinary Income Rate"), then the amount payable pursuant to the other provisions of this Section 8.B shall be increased by:

                                  (i)      a sum equal to the amount payable
pursuant to the other provisions of this Section 8.B multiplied by the difference, expressed as a percentage, between the Ordinary Income Rate and the Capital Gain Rate, divided by

                                  (ii)     the difference between one (1) and
the Ordinary Income Rate.

         For example, if Employee is terminated after May 11, 1999 and on the Termination Date the Capital Gain Rate is 28% and the Ordinary Income Rate is 39.6%, then the amount payable pursuant to this Section 8.B would be:

                 $1,366,923 + ($1,366,923 x 11.6%) = $1,629,445
                              --------------------
                                     60.4%

         9.      Covenant Not to Compete.

                 A. Covenant. Upon any resignation by Employee or termination of the employment of Employee with cause, Employee agrees that for a period not to exceed one year from and after the date of such termination, he will not serve in any capacity, whether as an officer, director, employee or consultant, to any other casino company which is either (i) competing directly against the LLC, the Company or any of their subsidiaries or affiliates at the time of such termination; or (ii) in any "RFP" process under way on the Termination Date or any other similar competitive process under way on the Termination Date in which a limited number of gaming licenses are available for issuance to one or more gaming companies selected out of a group of competing companies, such as the competitive licensing process in which one of the LLC's subsidiaries is presently engaged in Harrison County, Indiana. Such covenant not to compete has been given by Employee to Employer





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for full and adequate consideration including, without limitation, the
Ownership Interest, and such covenant not to compete will expire on the earlier to occur of: (i) one year after the Termination Date; or (ii) the date upon which all competitive licensing processes under way on the Termination Date are completed and a specific company or companies are selected for award of such license or licenses.

                 B. Modification. If any court of competent jurisdiction determines that the term or the business or geographic scope of the covenant contained in Section 9.A above is impermissible due to the extent thereof, said covenant shall be modified to reduce its term, business scope or geographic scope, as the case may be, to the extent necessary to make such covenant valid, and such covenant shall be enforced as modified.

                 C. Injunctive Relief. It would be difficult or impossible to ascertain the measure of damages to Employer and/or the LLC resulting from any breach of this covenant not to compete, injury to Employer from any such breach may be irreparable, and money damages therefor may be an inadequate remedy. Accordingly, in the event of a breach or threatened breach by Employee of the provisions of this Section 9, Employer shall be entitled to seek and obtain, in addition to monetary damages, injunctive relief against Employee, in a court of competent jurisdiction, restraining Employee from breaching this Section 9.

         10.     Disclosure of Confidential Information.

                 A. Definition of Confidential Information. For purposes of this Agreement, "Confidential Information" means any information that is not generally known to the public that relates to the existing or reasonably foreseeable business of Employer and/or the LLC which has been expressly or implicitly protected by Employer and/or the LLC or which, from all of the circumstances, Employee knows or has reason to know that Employer or the LLC intend or expect to keep secret. Confidential Information includes, but is not limited to, information contained in or relating to the customer lists, account lists, price lists, product designs, marketing plans or proposals, customer information, merchandising, selling, accounting, finances, knowhow, trademarks, trade names, trade practices, trade secrets and other proprietary information of Employer.

                 B. Employee Shall Not Disclose Confidential Information. Employee will not, during the term of Employee's employment and for two (2) years following the Termination Date, use, show, display, release, discuss, communicate divulge or otherwise disclose Confidential Information to any unauthorized person, firm, corporation, association or other entity for any reason or purpose whatsoever, without the prior written consent or authorization of Employer. Nothing contained herein shall be





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interpreted or construed as restraining or preventing Employee from using
Confidential Information in the proper conduct of services to be rendered by Employee on behalf of Employer and/or the LLC pursuant to this Agreement.

                 C. Scope. Employee's covenant in Section 10.B above to not disclose Confidential Information shall not apply to information which, at the time of such disclosure, may be obtained from sources outside of Employer, or from its agents, lawyers or accountants, so long as those sources did not receive the information in an improper manner or against the wishes of Employer.

                 D. Title. All documents and other tangible or intangible property (including business opportunities which Employer and/or the LLC is pursuing) relating in any way to the business of Employer and/or the LLC which are conceived or generated by Employee or come into Employee's possession or knowledge during the employment period shall be and remain the exclusive property of Employer and/or the LLC, and Employee shall return immediately to Employer and/or the LLC, upon their request, all such documents and tangible and intangible property, including, but not limited to, all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, magnetic tapes, computer disks, calculations or copies thereof, which are the property of Employer and/or the LLC and which relate in any way to the business, customers, products, practices or techniques of Employer and/or the LLC, as well as all other property of Employer and/or the LLC, including but not limited to, all documents which in whole or in part contain any confidential information of Employer and/or the LLC which in any of these cases are in Employee's possession or under Employee's control.

                 E. Compelled Disclosure. If a third party seeks to compel disclosure of confidential information by Employee by judicial or administrative process, Employee shall promptly notify Employer of such occurrence and furnish to Employer a copy of the demand, summons, subpoena or other process served upon Employee to compel such disclosure, and will permit Employer to assume, at its expense, but with Employee's cooperation, defense of such disclosure demand. If Employer refuses to contest such a third party disclosure demand under judicial or administrative process, or a final judicial judgment is issued compelling disclosure of Confidential information by the Employee, Employee shall be entitled to disclose such information in compliance with the terms of such administrative or judicial process or order.

                 F. Injunctive Relief. The disclosure, use or usurpation of Confidential Information would cause significant economic detriment to the business of Employer and/or the LLC which may be irreparable and for which monetary damages may be an





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inadequate remedy.  Accordingly, Employer and/or the LLC shall be entitled to seek and obtain, in addition to monetary damages, injunctive relief against Employee, in a court of competent jurisdiction restraining Employee from the disclosure, use or usurpation in any manner of any confidential Information.

         11. Possible Divestiture of Ownership Interest. Employee's Ownership Interest in the LLC, which Employee is entitled to receive in accordance with the terms of this Agreement, shall be conveyed in its entirety to and held by Employee within thirty (30) days after the date of execution of this Agreement, subject to the approval of applicable Gaming Authorities and
compliance with Governmental Requirements.  A portion of the   Ownership
Interest shall, nevertheless, be subject to divestiture based upon the following terms and conditions:

                 A. Forty-five percent (45%) of the Ownership Interest, represented by 592,453 Old Units, shall not be subject to divestiture and shall be deemed fully vested for all purposes upon execution of this Agreement; provided that the remaining fifty-five percent (55%) of the Ownership Interest shall be subject to possible divestiture and shall only become fully vested based upon the following provisions;

                 B. Fifteen percent (15%) of such Ownership Interest of Employee represented by 197,485 Old Units in the LLC shall be subject to divestiture in the event that Employee is terminated or voluntarily resigns prior to May 15, 1996;

                 C. Fifteen percent (15%) of such Ownership Interest of Employee, represented by 25,776 Old Units and 171,484 New Units in the LLC shall be subject to divestiture in the event that Employee is terminated or voluntarily resigns prior to May 15, 1997;

                 D. Fifteen percent (15%) of such Ownership Interest of Employee, represented by 197,484 New Units, shall be subject to divestiture in the event that Employee is terminated or voluntarily resigns prior to May 15, 1998;

                 E. The final ten percent (10%) of such Ownership Interest of Employee, represented by 131,656 New Units, shall be subject to divestiture in the event that Employee is terminated or voluntarily resigns prior to May 11, 1999.

                 The Ownership Interest of Employee in the LLC which is not subject to divestiture pursuant to the provisions set forth above is referred to herein as the "Fully Vested Ownership Interest."

                 Such divestiture of the Ownership Interest shall be automatic upon the occurrence of the event giving rise to such divestiture, and shall not require the consent, acknowledgement or





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concurrence of Employee.  Upon any such event causing divestiture of all or a portion of the Ownership Interest, Employer and/or the LLC shall send a written notice to Employee specifying the amount of the Ownership Interest that has been divested and the reason for such divestiture. Employee agrees to execute any and all documents reasonably requested by counsel for Employer to evidence such divestiture. Such divestiture shall be made without payment of any type whatsoever to Employee, and shall be effective for all purposes from the date of the event giving rise to such divestiture. In no event shall such divestiture be deemed a "forfeiture," but rather the possibility of such divestiture is part of the bargained for consideration to Employer in entering into this Agreement; it being clearly understood and agreed that Employee's performance of services in a manner satisfactory to Employer for the entire term of this Agreement is the consideration to be provided by Employee to Employer for the Ownership Interest to be conveyed to Employee pursuant to this Agreement.

                 Notwithstanding the provisions of Sections 11.B through 11.E hereof, if Jack B. Binion (including any entities through which Jack B. Binion holds his ownership interest in the LLC, family members of Jack B. Binion and/or trusts established for the benefit of his heirs) transfers a controlling interest in the LLC to a third party in a transaction other than a public offering (a "Binion Disposition Event"), the entire Ownership Interest of Employee shall immediately become a Fully Vested Ownership Interest and no longer subject to divestiture.

         12. Put/Call Option Upon Termination. In the event of termination of Employee's employment with Employer, for whatever reason, then the LLC shall have the right to purchase the Fully Vested Ownership Interest of Employee at the fair market value of such Ownership Interest as determined pursuant to the terms of this Agreement (the "Call Option"). In a similar fashion, Employee shall have an option to require the LLC to purchase back his entire Fully Vested Ownership Interest in the LLC at the fair market value of such Ownership Interest as determined pursuant to the terms of this Agreement (the "Put Option"). The LLC or Employee, as the case may be, may exercise their respective options provided for in this Section 12, by tendering written notice to the other party of exercise of such option within thirty (30) days after the date of the termination of this Agreement.

         In the event that either option described herein should be exercised by Employee or the LLC, then Employee and the LLC agree to promptly convene and attempt in good faith to determine the fair market value of the Ownership Interest to be purchased by the LLC from Employee. Such fair market value of the Fully Vested Ownership Interest shall take into account that the New Units constitute an interest only in future profits and asset appreciation and not capital, as provided in Section 5.C hereof. In the event that the LLC and Employee are unable to agree upon





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such fair market value, then the parties hereto agree to submit such matter to an independent appraisal to be conducted in Las Vegas, Nevada in accordance with the terms set forth below. Either party may initiate such appraisal process by delivery of written notification to the other party to such effect, designating the name of an appraiser that is to represent it in such appraisal process. Thereafter, within ten (10) days of receipt of such notice, the other party shall designate an appraiser to represent it in such process. Within ten
(10) days after designation of the second appraiser, the two appraisers shall convene and agree upon a third appraiser. In the event that said two appraisers are unable to agree upon a third appraiser, then the third appraiser shall be selected by lottery, with each appraiser to submit the name of another reputable appraiser, and with the appraiser whose name is drawn in such lottery being designated for all purposes as the third appraiser.

         Within ten (10) days after selection of the third appraiser, the three appraisers shall convene and attempt to agree upon the fair market value of the Ownership Interest to be purchased the LLC. If unable to agree, then each appraiser shall within thirty (30) days thereafter prepare his own independent appraisal report and such reports shall be submitted to the LLC and Employee. Provided that the middle appraisal is within ten percent (10%) of either the high or low appraisal, then the middle appraisal (the highest and lowest appraisals being disregarded) shall be deemed to be the fair market value and thus the valuation to be used for purposes of the LLC's acquisition of Employee's Fully Vested Ownership Interest.

         In the event that the middle appraisal is not within ten percent (10%) of either the high or low appraisal, then the determination of the fair market value of Employee's Ownership Interest shall be submitted to arbitration in accordance with the provisions of Section 17 hereinbelow, and in such arbitration, each of the appraisers shall be entitled to submit their appraisal report and testify on behalf of the LLC or Employee. The arbitration panel, after hearing all evidence desired to be submitted by the LLC and Employee, shall determine said fair market value, and such decision by said arbitration panel shall be binding upon the LLC and Employee.

         The purchase price to be paid by the LLC as determined by agreement or appraisal as described herein shall be paid in three (3) equal annual principal installments, with the first payment being due on the first anniversary date of termination. Such obligation shall bear interest at the prime rate of interest as quoted from time to time by the largest commercial bank (in terms of assets) in the State of Nevada, and accrued but unpaid interest shall be due and payable together with each annual principal payment. Notwithstanding the foregoing, in the event any of the LLC's lenders prohibit payment of the purchase price to be made over as short as a three (3) year period, then Employee agrees that the purchase price shall be paid in equal principal installments over the time period permitted by such lender but in no event over a period in excess of five
(5) years.

         The LLC and Employee agree that any persons chosen to represent them as appraisers shall be qualified and competent MAI appraisers or a certified public accountant with one of the "Big Six" accounting firms, experienced in valuing closely held partnerships or corporations. In the event that the LLC is a publicly traded company at the time of termination, then the provisions of this Section 12 shall be inapplicable, and accordingly, the Put and Call Option described herein shall terminate for all purposes.

         In the event that the LLC exercises its Call Option, then the LLC agrees to pay for all of the reasonable expenses incurred in connection with such appraisal process, including the cost associated with the appraiser selected by Employee, provided that the amount charged by such appraiser is a fair and reasonable fee. In the event that Employee exercises his Put Option, then Employer shall bear the cost of its appraiser, Employee shall bear the cost of his appraiser and the LLC and Employee shall each bear one-half (1/2) of the cost of the third appraiser.

         13. Distributions; Public Offering. Employee shall become a member of the LLC subject to all rights, conditions and other provisions of the Operating Agreement which governs the relationship among all of the members of the LLC. Accordingly, Employee shall be entitled to receive distributions from the LLC with respect to Employee's Ownership Interest in the same manner and at the same time as other members of the LLC under the terms of the Operating Agreement or the terms of any credit agreement or other financing to which the LLC or any of its subsidiaries or affiliates is a party. One of the credit agreements currently in effect restricts the members of the LLC from receiving distributions in an amount in excess of that intended to be sufficient to discharge federal and state income taxes that may be levied against the income allocated to each of such members pursuant to the provisions of applicable law.

         In addition, if the LLC, its business or any portion thereof is at some point in the future included in a public offering, which public offering involves all or substantially all of the gaming interests or ventures owned or controlled by Jack B. Binion, then in such event, the valuation to be placed upon the business of the LLC shall be that which is determined in good faith by the investment banking firm acting as the lead underwriter in such public offering. Such valuation shall be based upon such firm's fair market appraisal of the value of the business of the LLC in comparison to the other assets to be included in such public offering. In such event, Employee shall receive a percentage of stock in the resulting public company equal to the percentage that the value of the Ownership Interest (as determined taking into account that a portion of such Interest constitutes an interest only in future profits and asset appreciation, and not capital, all as provided in Section 5.C hereof) bears to the value of the LLC (subject to dilution as a result of such offering) times the amount determined by dividing the value of the LLC, as determined by such investment banking firm, by the value of all assets (including the LLC) included in and cash raised by the public company in the public offering. By way of example, if Employee's Ownership Interest was valued at one-half of one percent (.5%) of the LLC's value and the total value of the LLC was $400,000,000 and the value of the other assets included in the public offering, including cash raised in the public offering, was $200,000,000, then the ownership or stock interest of Employee in the public company after the public offering would be equal to one-third of one percent (.333%).

         In the event that the LLC is involved in a public offering at any time during the term of this Agreement, then that portion of the stock of the public company that Employee is entitled to receive, but which is still not fully vested and thus subject to divestiture pursuant to the terms of this Agreement, shall be escrowed in the custody of the public company and shall not be released to Employee until such time as such stock becomes free from potential divestiture. Accordingly, during the time that such stock is escrowed with the public company, Employee shall not margin, pledge, sell, transfer or otherwise attempt to encumber or dispose of such stock, except to the public company. At the time that such stock is no longer subject to divestiture, then it shall be immediately released by the public company to Employee.

         14. Representations and Warranties. Employer, as the following relate to Employer, and the LLC, as the following relate to the LLC, hereby represent and warrant to Employee as follows:

                          (a)     The LLC is a limited liability company, duly
organized and validly existing under the laws of the state of Delaware. Employer is a Nevada corporation, duly organized and validly existing under the laws of the State of Nevada;

                          (b)     This Agreement, when executed by Jack B.
Binion, as CEO and Chairman of the Company, will constitute a legal, valid, and binding agreement on the part of Employer and the LLC, having been duly authorized by all requisite corporate and company resolutions or authorizations; and

                          (c)     This Agreement, when executed by Employer and
the LLC, will not conflict with, violate the terms of or create a default under any other agreement, contract or other obligation Employer and/or the LLC is a party to or by which Employer or the LLC is bound.

                 Employee hereby represents and warrants to Employer and the LLC as follows:

                                  (i)      this Agreement, when executed by
Employee, will not conflict with, violate the terms of or create a default under Employee's present employment arrangements and/or agreement, whether oral or written;

                                  (ii)     Employee has never been denied a
gaming application by any Gaming Authority and Employee currently knows of no reason why Employee would not be qualified to receive a gaming license from any jurisdiction in which the LLC and/or any of its affiliates or subsidiaries conducts gaming operations;

                                  (iii)    Employee is unaware of any mental,
physical or emotional condition, including, without limitation, substance or alcohol abuse problems, which currently affects Employee, and which might result in Employee's being unable to carry out all of his duties, obligations and responsibilities set forth herein; and

                                  (iv)     Employee has read the Operating
Agreement and agrees to be bound thereby with respect to the Ownership Interest. Employee specifically confirms that the representations and warranties set forth in Section 14 of the Operating Agreement are accurate as to Employee.

         Employer, the LLC and Employee understand and agree that each is entering into this Agreement in strict reliance upon the representations and warranties set forth herein, and that a breach of any of said representations and warranties by any of the parties hereto would constitute a default hereunder.

         15. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter set forth herein, and supersedes any and all previous oral or written agreements, understandings or discussions between the parties hereto with respect to the subject matter set forth herein, including without limitation the Amended and Restated Employment Agreement between the parties hereto also dated as of October 1, 1995.

         16. All Amendments in Writing. This Agreement may not be amended orally, but only pursuant to a written instrument executed by Employer, the LLC and Employee.

         17. Arbitration. In the event of any dispute or controversy between Employer and/or the LLC and Employee with respect to any of the matters set forth herein, then such dispute or controversy shall be submitted to binding arbitration, to be conducted in Las Vegas, Nevada pursuant to the then prevailing rules and regulations of the American Arbitration Association. In such arbitration, the prevailing party shall be entitled, in addition to any award made in such proceeding, to recover all of its costs and expenses incurred in connection therewith, including, without limitation, attorneys' fees.

         18. Governing Laws. This agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

         19. Notices. Any notice required or permitted to be given in connection with this Agreement shall be given by either: (a) depositing the same in the United States Mail, postage prepaid, registered or certified, return receipt requested; or (b) by depositing it with a recognized overnight courier service for delivery the following day to the other party; or (c) by facsimile transmission, provided the other party acknowledges receipt of such transmission.

         All such notices shall be deemed received as of the date of acknowledgment of receipt by the other party. All such notices shall be addressed to the parties at the following addresses, or to such other address as may be provided from time to time by one party to the other:

                 If to the LLC:       Horseshoe Gaming, L.L.C.
                                      330 S. Fourth Street
                                      Las Vegas, Nevada 89101
                                      Attn: Jack B. Binion

                 If to Employer:      Horseshoe Gaming, Inc.
                                      330 S. Fourth Street
                                      Las Vegas, Nevada 89101
                                      Attn: Jack B. Binion

                 If to Employee:      Mr. J. Michael Allen
                                      8408 Turtle Creek Circle
                                      Las Vegas, Nevada 89113

         20. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, administrators and assigns. Notwithstanding the foregoing, Employee understands and agrees that the nature of this Agreement is a personal services agreement, and that Employer is entering into this Agreement based upon the specific services to be rendered personally by Employee hereunder; and accordingly, Employee shall not assign, transfer or delegate in any manner any of his duties, responsibilities or obligations hereunder.

         21. Waiver. No waiver of any term, condition or covenant of this Agreement by a Party shall be deemed to be a waiver of any subsequent breaches of the same or other terms, covenants or conditions hereof by such party.

         22. Construction. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective or valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the beat of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.




"EMPLOYER"                             HORSESHOE GAMING, INC.
                                       a Nevada corporation,

                                       By /s/ JACK B. BINION
                                         -------------------------------
                                         Jack B. Binion
                                         Chief Executive Officer
                                         and Chairman


"EMPLOYEE"
                                       /s/ JOHN M. ALLEN
                                       -------------------------------
                                       J. MICHAEL ALLEN


AGREED AND ACCEPTED as of the 1st
day of October, 1995

HORSESHOE GAMING, L.L.C.,
a Delaware Limited Liability Company

By:      HORSESHOE GAMING, INC.
         a Nevada corporation
         Manager


         By /s/ JACK B. BINION
           --------------------------
           Jack B. Binion
           Chief Executive Officer
           and Chairman

                                   EXHIBIT A

                                  DEFINITIONS



                 All capitalized terms referenced or used in this Agreement and not specifically defined therein shall have the meanings set forth below in this Exhibit A, which is attached to and made a part of this Agreement for all purposes.

         Excess Cash. The term "Excess Cash" shall have the same meaning as the term "Excess Cash" has in the Limited Liability Company Agreement of the LLC.

         Gaming Authorities. The term "Gaming Authorities" or "Gaming Authority" shall mean all agencies, authorities and instrumentalities of any state, nation or other governmental entity or any subdivision thereof, regulating gaming or related activities in the United States or any State.

         Governmental Authorities. The term "Governmental Authorities" means the Government of the United States, and all states, counties and political subdivisions in which any of the Company's casino facilities are located, and all courts or political subdivisions, agencies, commissions, boards or instrumentalities or officers thereof, whether federal, state or local, having or exercising jurisdiction over Employer or any of the Company's gaming facilities, including, without limitation, all Gaming Authorities.

         Governmental Requirements. The term "Governmental Requirements" means all laws and agreements with any Governmental Authority that are applicable to the acquisition development construction and/or operation of any of the Company's gaming facilities including, without limitation, all required permits, approvals and any rules, guidelines or restrictions created or imposed by Governmental Authorities (including, without limitation, any Gaming Authority).

         Net Profits. The term "Net Profits" shall have the same meaning as the term "Profits" has in the Limited Liability Company Agreement of the LLC.